Exhibit 5.1

July 20, 2009

hhgregg, Inc.

4151 East 96th Street

Indianapolis, Indiana 46240

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for hhgregg, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 4,025,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company pursuant to a shelf Registration Statement on Form S-3 (No. 333-160421) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended and supplemented from time to time, is herein referred to as the “Registration Statement”) and the related Prospectus and Prospectus Supplement to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(1) under the Act.

The Shares are to be sold pursuant to that certain Underwriting Agreement, dated July 20, 2009, between the Company and Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as representatives of the several underwriters included on Schedule A thereto (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus therein, and the Prospectus Supplement and we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/    Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP

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